Exhibit 99.2

SECURITIES LOAN AGREEMENT

This Securities Loan Agreement (the “Agreement”) is entered into as of 21 February 2025 (the “Effective Date”) by and between:

A.	OPUS INVESTMENTS PTE. LTD., with its principal office at 7/F, No.105, Sangren Road, Xinyi District, Taipei 11073, China Republic of Taiwan (“Lender”),

B.	CURRENC Group Inc (NASDAQ: CURR), a corporation organised under the laws of the Cayman Islands, with its principal office at 410 North Bridge Road, SPACES City Hall, Singapore (“Borrower”),

RECITAL

(1)	The Borrower is in the process of securing funding for an Al Data Centre project in Malaysia (the “Project”).

(2)	The Lender is a shareholder of the Borrower and owns certain securities of the Borrower and is willing to lend such securities to the Borrower, subject to the terms and conditions set forth herein.

(3)	The Borrower desires to borrow such securities from the Lender for the purposes of funding the Project.

(4)	The parties have agreed to enter into this Agreement to document this arrangement.

OPERATIVE PROVISIONS

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1	DEFINITIONS

1.1	In this Agreement, the following expressions shall have the following meanings:

“Additional Securities” have the meaning set forth in Clause 3.1;

“Designated Transferee” has the meaning set forth in Clause 2.2;

“Loaned Securities” has the meaning set forth in Clause 2.1;

“Maturity Date” has the meaning set forth in Clause 4.1;

“Repayment Securities” has the meaning set forth in Clause 4.2

“Project” has the meaning set forth in Recital (1); and

“Shares” means ordinary shares in the issued share capital of the Company.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	Clause headings are for ease of reference only and shall be ignored in construing this Agreement;

1.2.2	references to Clause or Clauses in this Agreement are references to Clause or Clauses hereof;

1.2.3	words importing the singular include the plural and vice versa;

1.2.4	words importing one gender include both genders and the neuter and vice versa; and

1.2.5	references to persons include bodies corporate and unincorporated.

2	LOAN OF SECURITIES

2.1	Loaned Securities. The Lender agrees to lend, and the Borrower agrees to borrow, 1,900,000 Shares (the “Loaned Securities”).

2.2	Transfer of Loaned Securities. The Loaned Securities shall be transferred such party as the Borrower shall instruct (the “Designated Transferee”) at such time as shall be requested by the Borrower in accordance with the terms of this Agreement. The Borrower shall not transfer the Loaned Securities to itself or to any of its subsidiaries.

2.3	Ownership. Upon the transfer of the Loaned Securities to the Designated Transferee, the Loaned Securities shall become the property of the Designated Transferee. The Lender’s recourse is to the Borrower’s obligation to return the Loaned Securities or their equivalent as set forth in this Agreement.

3	INTEREST

3.1	At the Maturity Date, the Borrower shall procure the transfer of 95,000 shares to the Lender, as interest (the “Additional Securities”).

3.2	The number of Additional Securities shall not be reduced even if the Borrower were to early repay the Loaned Securities.

4	TERM OF THE LOAN

4.1	Maturity Date. The term of the loan shall expire (the “Maturity Date”) on the earlier of:

4.1.1	twelve (12) months from the Effective Date; or

2

4.1.2	the date on which the Borrower files a new S-1 Registration Statement with the U.S. Securities and Exchange Commission for the issuance of new Shares (including a number of shares equal to the Repayment Securities); or

4.1.3	an event of default by the Borrower occurring (see Clause 8.1).

4.2	Return of Securities. Upon the Maturity Date, the Borrower shall transfer or procure the transfer of the Loaned Securities plus the Additional Securities (collectively the “Repayment Securities”) to the Lender.

5	REPRESENTATIONS AND WARRANTIES

5.1	Lender Representations. The Lender represents and warrants that:

5.1.1	the Lender is the sole legal and beneficial owner of the Loaned Securities, free and clear of any liens, claims, or encumbrances; and

5.1.2	the Lender has full authority to enter into this Agreement and to perform its obligations hereunder.

5.2	Borrower Representations. The Borrower represents and warrants that:

5.2.1	the loan of the Loaned Securities was at the request of the Borrower. The Lender is not in the business of money lending and is making this loan solely to provide financial assistance to the Borrower to facilitate the implementation of the Project;

5.2.2	the Borrower is duly organised, validly existing, and in good standing under the laws of the Cayman Islands;

5.2.3	the Borrower has full authority to enter into this Agreement and to perform its obligations hereunder; and

5.2.4	the Designated Transferee nominated by the Borrower shall be entitled to receive the Loaned Securities in accordance with applicable anti-money lending laws and regulations.

6	ADJUSTMENTS

6.1	The number of Repayment Securities shall be adjusted in such manner as the Lender and the Borrower shall agree following any capitalisation issue (other than a scrip dividend), rights issue, subdivision, consolidation, reduction or any other variation of share capital of the Borrower (each a “Share Adjustment Event”) to the intent that (as nearly as may be without involving fractions of a share) the Lender receives the same economic benefits to the Repayment Securities before and after the Share Adjustment Event.

3

6.2	If the Lender and the Borrower is unable to agree on the adjustments to be made under Clause 6.1, the same shall be referred to determination by an expert in accordance with Clause 9.

7	TAXATION

7.1	Save as set out in Clause 7.2, the Borrower shall indemnify the Lender for any tax consequences arising solely from the loan of the Loaned Securities under this Agreement.

7.2	The Lender shall bear its own tax consequences arising from the payment of the Additional Securities to the Lender.

8	EVENTS OF DEFAULT

8.1	Default by Borrower. The following shall constitute an event of default by the Borrower:

8.1.1	failure to return the Repayment Securities by the Maturity Date;

8.1.2	the Borrower ceases to be listed on Nasdaq;

8.1.3	the Borrower:

(a)	becomes insolvent or admits in writing its inability to pay debts as they become due;

(b)	makes an assignment for the benefit of creditors (other than for a solvent reorganisation);

(c)	files a petition for winding up;

(d)	is subject to a winding up remains undismissed for 60 days;

(e)	has a receiver, trustee, custodian, or similar official appointed for a substantial portion of its assets; or

(f)	is otherwise subject to any other dissolution, winding-up, or liquidation proceedings; or

8.1.4	the Borrower fails to observe or perform any covenant or agreement contained in this Agreement, and such failure continues for 30 days after written notice is given to it.

8.2	Remedies. Upon an event of default, the Lender shall have the right to demand immediate repayment of the Repayment Securities and pursue any other remedies available at law or in equity.

4

9	EXPERT

9.1	Any dispute arising in connection with the adjustment mechanisms (under Clause 6) shall be referred to the decision of the auditors of the Borrower who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final, conclusive and binding on all persons who may be affected thereby.

9.2	If for whatever reason the auditors shall refuse to act, the Borrower shall nominate an accounting firm of international repute to act as the expert.

9.3	The expenses of the expert shall be jointly borne by the parties.

10	CONFIDENTIALITY

10.1	Save as provided hereunder, each party (the recipient) agrees to keep the terms of this Agreement and any and all confidential information disclosed by the other party (the disclosing party) confidential throughout the term of this Agreement and for a period of one (1) year from the Maturity Date or the termination of this Agreement, as the case may be.

10.2	The undertaking set out in Clause 10.1 will not apply to the confidential information which:

10.2.1	at the time of supply or disclosure is already in public domain;

10.2.2	subsequently comes into public domain, other than through a breach of the terms of the aforesaid confidentiality obligation of the recipient;

10.2.3	is required to be disclosed by law, or by any stock exchange or governmental or regulatory authority having jurisdiction over the recipient as long as the recipient first consults and obtains prior approval from the disclosing party on the proposed form, timing, nature and purpose of the disclose.

10.3	For the avoidance of any doubt, the recipient may disclose the confidential information to their subsidiaries and affiliates, and their officers, employees, agents and professional advisors so long as they have informed such recipients of their duty to maintain confidentiality of the information received,

11	MISCELLANEOUS

11.1	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations.

5

11.2	Amendments. This Agreement may not be amended or modified except in writing signed by both parties.

11.3	Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above or to such other address as a party may designate in writing.

11.4	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5	Assignment. Neither the Lender nor the Borrower may transfer, assign or otherwise dispose of any of its rights, benefits and obligations under or arising out of this Agreement without the prior written consent of the other parties.

11.6	Contracts (Rights of Third Parties). A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, to enforce or enjoy the benefit of any of these terms and conditions herein.

11.7	Costs. Each party shall bear its own costs and expenses in connection with the negotiation of this Agreement.

11.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore. The parties subject themselves to the non-exclusive jurisdiction of the Singapore courts.

6

N WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LENDER:

By:	/s/ Jonathan Leong

For and on behalf of Opus Investments Pte. Ltd.

BORROWER:

By:	/s/ Alexander Kong

For and on behalf of Currenc Group Inc

7